                                                Filed Pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-53099
                                                 Florida Panthers Holdings, Inc.

                      SUPPLEMENT NO. 1 DATED JUNE 12, 1998
                        TO PROSPECTUS DATED MAY 22, 1998

     The Prospectus dated May 22, 1998 of the Florida Panthers Holdings, Inc. (the "Company") is hereby supplemented as follows:

     The list of Selling Stockholders is hereby amended to correctly identify Southwest Associates as a Selling Stockholder and as such the Selling Stockholders table is restated in its entirety as set forth below.

                                                                                               NUMBER OF
                                                                                          SHARES BENEFICIALLY
                                                        NUMBER OF          NUMBER OF        OWNED AFTER SALE
                                                   SHARES BENEFICIALLY   SHARES OFFERED   --------------------
SELLING STOCKHOLDERS                                      OWNED              HEREBY         NUMBER        %
--------------------                               -------------------   --------------   -----------   ------
Gary V. Chensoff(1)(2)...........................       1,218,174          1,218,174               0        0
Christopher Johnson(1)(3)........................          25,000             25,000               0        0
Resort Properties of Naples, Inc.(4)(5)..........           8,995              8,995               0        0
Julie Lynn Esping Trust No. 2(4)(6)..............         296,832            296,832               0        0
William Perry Esping Trust No. 2(4)(6)...........         296,832            296,832               0        0
Jennifer Esping Trust No. 2(4)(6)................         296,832            296,832               0        0
Crow Irrevocable Trust(7)(8).....................         344,690            344,690               0        0
Charles Carlise(7)(9)............................         646,295            646,295               0        0
Grossman Investment Corp.(7)(10).................          63,864             63,864               0        0
W. Matthew Crow(7)(8)............................         344,690            344,690               0        0
El Camino Associates(7)(11)......................         753,248            753,248               0        0
Southwest Associates(7)(12)......................       5,220,108          5,220,108               0        0
AZB Limited Partnership(7)(13)...................              29                 29               0        0

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 (1) Was an affiliate of Registry Resort prior to the Company's acquisition thereof.
 (2) Consists of 918,174 shares issued in connection with the Company's acquisition of Registry Resort and shares of the Class A Common Stock which are issuable upon the exercise of 300,000 of the Registry Warrants.
 (3) Consists of shares of the Class A Common Stock which are issuable upon the exercise of certain of the Registry Warrants.
 (4) Was an affiliate of Edgewater Resort prior to the Company's acquisition thereof.
 (5) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Edgewater Exchange Rights.
 (6) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Edgewater Exchange Rights.
 (7) Was an affiliate of Arizona Biltmore prior to the Company's acquisition thereof.
 (8) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Biltmore Exchange Rights and the Biltmore Warrants and pursuant to the Earn-Out Rights (assuming full payment under the terms of the Earn-Out Rights).
 (9) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Biltmore Exchange Rights and the Biltmore Warrants and pursuant to the Earn-Out Rights (assuming full payment under the terms of the Earn-Out Rights).
(10) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Biltmore Exchange Rights and the Biltmore Warrants and pursuant to the Earn-Out Rights (assuming full payment under the terms of the Earn-Out Rights).
(11) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Biltmore Exchange Rights and the Biltmore Warrants and pursuant to the Earn-Out Rights (assuming full payment under the terms of the Earn-Out Rights).
(12) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Biltmore Exchange Rights and the Biltmore Warrants and pursuant to the Earn-Out Rights (assuming full payment under the terms of the Earn-Out Rights).
(13) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Biltmore Exchange Rights and the Biltmore Warrants and pursuant to the Earn-Out Rights (assuming full payment under the terms of the Earn-Out Rights).